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Schedule or Computation of Performance Quotations
BHM & S Total Return Bond Portfolio - Institutional Class Shares
Exhibit 16

1. Average Annual Return (As of April 30, 1997) at Maximum Offering Price

P (1+T)/N/ = ERV

Where:        P    =     A hypothetical initial payment of $1,000
              T    =     average annual total return
              N    =     number of years
             ERV   =     ending redeemable value at end of the period



                                         Since Inception
                     One Year               11/01/95
                     --------               --------
              P    =     $1,000        P     =     $1,000

              T    =     6.745%        T     =     4.510%

              N    =     1 year        N     =     1.499 years

             ERV   =     $1,067       ERV    =     $1,068


2.   Yield (30 days ending April 30, 1997)

Yield = 2[((a-b)/(c*d)+1)/6/-1]

Where:        a    =     dividends and interest paid during the period
              b    =     expenses accrued during the period
                         (net or reimbursements)
              c    =     the average daily number of shares
                         outstanding during the period
              d    =     the maximum offering price per share
                         on the last day of the period

              a    =      $77,675
              b    =       $5,841
              c    =     1,311,394
              d    =       $9.96
            Yield  =       6.69%